Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Ownership	State of Incorporation

New Buffalo Savings Bank	100%	Federal

SUBSIDIARIES OF NEW BUFFALO SAVINGS BANK

Subsidiary	Ownership	State of Incorporation

NB Service Corporation	Approximately 8.0%	Michigan